Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macrovision Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-101071, 333-110271, 333-49404, 333-49390, 333-60499 and 333-23213) on Form S-8 of Macrovision Corporation of our reports dated March 31, 2005, with respect to the consolidated balance sheets of Macrovision Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Macrovision Corporation.

/s/ KPMG LLP

Mountain View, California
March 31, 2005